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                                                                 EXHIBIT (h)(63)

                       TRANSFER AGENCY SERVICES AGREEMENT

         THIS AGREEMENT is made as of June 25, 2001 by and between PFPC INC., a Massachusetts corporation ("PFPC"), and Ivy Fund, a Massachusetts business trust (the "Fund").

                              W I T N E S S E T H:

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Fund wishes to retain PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to its investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.       DEFINITIONS. AS USED IN THIS AGREEMENT:

(a)      "1933 ACT" means the Securities Act of 1933, as amended.

(b)      "1934 ACT" means the Securities Exchange Act of 1934, as amended.

(c) "AUTHORIZED PERSON" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees to give Oral



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         Instructions and Written Instructions on behalf of the Fund. An
         Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(d)      "CEA" means the Commodities Exchange Act, as amended.

(e) "CHANGE OF CONTROL" means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 50% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(f) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

(g)      "SEC" means the Securities and Exchange Commission.

(h)      "SECURITIES LAWS" mean the 1933 Act, the 1934 Act, the 1940 Act and the
         CEA.

(i) "SHARES" mean the shares of beneficial interest of any series or class of the Fund.

(j) "WRITTEN INSTRUCTIONS" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, cable, e:mail, telex or facsimile sending device.

2. APPOINTMENT. The Fund hereby appoints PFPC to serve as transfer agent, registrar, dividend disbursing agent and shareholder servicing agent to the Fund in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Fund has provided or, where applicable, will provide PFPC with the following:

(a) At PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees approving the appointment of PFPC or its affiliates to provide services to the Fund and approving this Agreement;

(b)      A copy of the Fund's most recent effective registration statement;




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(c)      A copy of the advisory agreement with respect to each investment
         Portfolio of the Fund;

(d) A copy of the distribution/underwriting agreement with respect to each class of Shares of the Fund;

(e) A copy of each Portfolio's administration agreements if PFPC is not providing the Portfolio with such services;

(f) Copies of any distribution and/or shareholder servicing plans and agreements made in respect of the Fund or a Portfolio;

(g) A copy of the Fund's organizational documents, as filed with the state in which the Fund is organized; and

(h)      Copies of any and all amendments or supplements to the foregoing.

4. COMPLIANCE WITH RULES AND REGULATIONS. PFPC undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. PFPC represents that it is currently registered with the appropriate federal agency for the registration of transfer agents, or is otherwise permitted to lawfully conduct its activities without such registration, and that it will remain so registered or able to so conduct such activities for the duration of this Agreement. PFPC agrees that it will promptly notify the Fund in the event of any change in its status as a registered transfer agent. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

5.       INSTRUCTIONS.

(a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.




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(b)      PFPC shall be entitled to rely upon any Oral Instruction or Written
         Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

(c) The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with such Oral or Written Instructions and the other provisions of this Agreement.

6.       RIGHT TO RECEIVE ADVICE.

(a) ADVICE OF THE FUND. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.



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(b)      ADVICE OF COUNSEL. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

(c) CONFLICTING ADVICE. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC may rely upon and follow the advice of counsel.

(d) PROTECTION OF PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC to seek such directions or advice or Oral Instructions or Written Instructions.

7. RECORDS; VISITS. The books and records pertaining to the Fund, which are in the possession or under the control of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours its facilities and



                                      -5-
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premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund or any regulatory agency having authority over the Fund. Notwithstanding the foregoing and upon three (3) days' prior notice from the Fund, PFPC shall allow representatives of the Fund to perform at PFPC's offices on-site audits during normal business hours and of a duration reasonably necessary to assess PFPC's adherence to the terms of this Agreement.

8.       CONFIDENTIALITY.

(a) Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include:

         (i) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer or shareholder lists, broker/dealer or other sales relationships, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them;

         (ii) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or PFPC a competitive advantage over its competitors;

         (iii) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and




                                      -6-
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         (iv)     anything designated in writing as confidential.

(b) Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it:

         (i) is already known to the receiving party at the time it is obtained;

         (ii) is or becomes publicly known or available through no wrongful act of the receiving party;

         (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality;

         (iv) is released by the protected party to a third party without restriction;

         (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted);

         (vi) is relevant to the defense of any claim or cause of action asserted under this Agreement; or

         (vii) has been or is independently developed or obtained by the receiving party.

(c) Neither party shall use the Confidential Information of the other party for any purpose whatsoever, except as expressly contemplated under this Agreement.

(d) Nothing in the foregoing Section 8 will prevent customer or shareholder lists and related information from being considered Confidential Information and as such will not be released in any form to third



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         parties, except as described above in sub-section (b)(v) and (vi), or the release or communication of such information to third parties has been consented to by the applicable customer or shareholder or the Fund.

9. COOPERATION WITH ACCOUNTANTS. PFPC shall cooperate with the Fund's independent public accountants and shall take all reasonable actions in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10. PFPC SYSTEM. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund. Notwithstanding the foregoing, at no time will PFPC receive title to or ownership of the Fund's books and records as described in Section 7 herein, the Fund's web site or any other intellectual property of the Fund and/or its adviser and affiliates provided to PFPC under this Agreement.

11. DISASTER RECOVERY. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment. PFPC shall, at no additional expense to the Fund, take all reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own negligence, willful misfeasance, bad



                                      -8-
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faith, violation of law, breach of this Agreement, or reckless disregard of its duties or obligations under this Agreement. PFPC agrees to take measures and make arrangements for the use of back-up systems in the event of a disaster as described in this Section 11. PFPC agrees to back-up data maintained pursuant to this Agreement on a daily basis. Upon the Fund's request, PFPC shall timely provide it with copies of PFPC's then current disaster recovery plan and related documentation.

12. COMPENSATION. As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by the Fund and PFPC. The Fund acknowledges that PFPC may receive float benefits and/or investment earnings in connection with maintaining certain accounts required to provide services under this Agreement.

13.      INDEMNIFICATION.

(a) The Fund agrees to indemnify, defend and hold harmless PFPC and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to the Fund or at the request or on the direction of or in reliance on the advice of the Fund, upon Oral Instructions or Written Instructions, or under PFPC's prescribed procedures, including the acceptance, processing and/or negotiation of checks or other methods utilized for the purchase of Shares. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own negligence, willful misfeasance, bad faith, violation of law, breach of this Agreement, or reckless disregard of its duties and obligations under this Agreement, provided that in the absence of a finding to the contrary, the acceptance, processing and/or




                                      -9-
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         negotiation of a fraudulent payment for the purchase of Shares shall be presumed not to have been the result of PFPC's or its affiliates own negligence, willful misfeasance, bad faith or reckless disregard of such duties and obligations.

(b) PFPC agrees to indemnify, defend and hold harmless the Fund, its Trustees and shareholders from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, reasonable attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly out of PFPC's or its affiliates' own negligence, willful misfeasance, bad faith, violation of law, breach of this Agreement, or reckless disregard of its duties and obligations under this Agreement. The Trustees and shareholders of the Fund, or of any Portfolio thereof, shall not be liable for any obligations under this Agreement, and PFPC agrees that in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the particular Portfolio in settlement of such rights or claims and not to such Trustees or shareholders. PFPC further agrees that it will look only to the assets and property of a particular Portfolio of the Fund in asserting any rights or claims under this Agreement with respect to services rendered with respect to that Portfolio and will not seek to obtain settlement of such rights or claims from assets of any other Portfolio of the Fund.



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14.      RESPONSIBILITY OF PFPC.

(a) PFPC will maintain insurance of the types and in the amounts that PFPC reasonably believes is adequate for its business, including, but not limited to, insurance covering errors and omissions, and all other risks customarily insured against by similarly situated companies, all of which insurance is in full force and effect.

(b) Upon the request of the Fund, PFPC shall contract with an independent third party (e.g., NQR or Dalbar, Inc.) chosen by the Fund and at the Fund's expense to conduct quality assurance review of PFPC's performance under this Agreement and, upon completion thereof, shall disclose the results of such review to the Fund.

(c) PFPC shall be under no duty to take any action hereunder on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith and with its best efforts within commercially reasonable limits in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's negligence, misfeasance, bad faith, violation of law, breach of this Agreement, or reckless disregard of such duties.

(d) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section
         11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(c) above; and (ii) PFPC shall not be under any duty or obligation to inquire into and



                                      -11-
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         shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

(e) Notwithstanding anything in this Agreement to the contrary, (i) neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(f) Each party shall have a duty to reasonably mitigate damages for which the other party may become responsible.

15.      DESCRIPTION OF SERVICES.

(a)      SERVICES PROVIDED ON AN ONGOING BASIS, IF APPLICABLE.

         (i)      Calculate 12b-1 payments;

         (ii)     Maintain shareholder registrations;

         (iii) Review new applications and correspond with shareholders to complete or correct information;

         (iv)     Direct payment processing of checks or wires;

         (v) Prepare and certify stockholder lists in conjunction with proxy solicitations;

         (vi)     Countersign share certificates, if applicable;

         (vii)    Prepare and mail to shareholders confirmation of activity;



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         (viii)   Provide toll-free lines for direct shareholder use, including use in connection with IMPRESSNet(R) Services, plus properly trained customer liaison staff for on-line inquiry response;

         (ix) Mail duplicate confirmations to broker-dealers of their clients' activity, whether executed through the broker-dealer or directly with PFPC;

         (x)      Provide periodic shareholder lists and statistics to the Fund;

         (xi)     Provide detailed data for underwriter/broker confirmations;

         (xii) Provide applicable data to the Fund in order for the Fund to prepare and perform periodic mailing of year-end tax and statement information;

         (xiii) Notify on a timely basis the investment adviser, accounting agent, and custodian of fund activity;

         (xiv) Perform other shareholder services for participating broker-dealers as may be agreed upon from time to time;

         (xv) PFPC shall provide the Fund with read-only access for two concurrent users to Fund shareholder account information stored in its computerized record keeping system in the same manner as is available to PFPC's representatives.

(b)      SERVICES PROVIDED BY PFPC UNDER ORAL INSTRUCTIONS OR WRITTEN
         INSTRUCTIONS.

         (i)      Accept and post daily Share purchases and redemptions;

         (ii)     Accept, post and perform shareholder transfers and exchanges;

         (iii)    Pay dividends and other distributions;

         (iv) Issue and cancel certificates (when requested in writing by the shareholder).




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(c)      PURCHASE OF SHARES. PFPC shall issue and credit an account of an investor, in the manner described in the Fund's applicable prospectus and SAI, once it receives:

         (i)      A purchase order;

         (ii)     Proper information to establish a shareholder account; and

         (iii) Confirmation of receipt or crediting of funds for such order to the Fund's custodian.

(d) REDEMPTION OF SHARES. PFPC shall redeem Shares only if that function is properly authorized by the declaration of trust or resolution of the Fund's Board of Trustees. Shares shall be redeemed and payment therefor shall be made in accordance with the Fund's applicable prospectus and SAI, when the recordholder tenders Shares in proper form and directs the method of redemption. If Shares are received in proper form, the redemption of such Shares shall be recorded before the funds are provided to PFPC from the Fund's custodian (the "Custodian"). If the recordholder has not directed that redemption proceeds be wired, when the Custodian provides PFPC with funds, the redemption check shall be sent to and made payable to the recordholder, unless:

         (i) the surrendered certificate is drawn to the order of an assignee or holder and transfer authorization is signed by the recordholder; or

         (ii) transfer authorizations are signed by the recordholder when Shares are held in book-entry form, in which case the proceeds from such redemption will be paid as instructed.

         When a broker-dealer notifies PFPC of a redemption desired by a customer, and the Custodian provides PFPC with funds, PFPC shall prepare and send the redemption proceeds to the broker-dealer.




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(e)      DIVIDENDS AND DISTRIBUTIONS. Upon receipt of a resolution of the Fund's
         Board of Trustees authorizing the declaration and payment of dividends and distributions, PFPC shall issue dividends and distributions declared by the Fund in Shares, or, upon shareholder election, pay such dividends and distributions in cash, if provided for in the Fund's applicable prospectus and SAI. Such issuance or payment, as well as payments upon redemption as described above, shall be made after deduction and payment of the required amount of funds to be withheld in accordance with any applicable tax laws or other laws, rules or regulations. PFPC shall mail to the Fund's shareholders such tax forms and other information, or permissible substitute notice, relating to dividends and distributions paid by the Fund as are required to be filed and mailed by applicable law, rule or regulation. PFPC shall prepare, maintain and file with the IRS and other appropriate taxing authorities reports relating to all dividends above a stipulated amount paid by the Fund to its shareholders as required by tax or other law, rule or regulation.

(f)      SHAREHOLDER ACCOUNT SERVICES.

         (i) PFPC will arrange, in accordance with the Fund's applicable prospectus and SAI, for issuance of Shares obtained through:

                 -         Any pre-authorized check plan; and

                 - Direct purchases through broker wire orders, checks and applications.

         (ii) PFPC will arrange, in accordance with the Fund's applicable prospectus and SAI, for a shareholder's:

                  - Exchange of Shares for shares of another fund with which the Fund has exchange privileges;

                  - Automatic redemption from an account where that shareholder participates in a automatic redemption plan; and/or

                  - Redemption of Shares from an account with a checkwriting privilege.



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

(g) COMMUNICATIONS TO SHAREHOLDERS. Upon timely Written Instructions, PFPC shall cooperate with the Fund and its agents to produce and mail all communications by the Fund to its shareholders, including:

         (i)      Reports to shareholders;

         (ii)     Confirmations of purchases and sales of Fund shares;

         (iii)    Monthly or quarterly statements;

         (iv)     Dividend and distribution notices;

         (v)      Tax form information.

(h) RECORDS. PFPC shall maintain records of the accounts for each shareholder showing the following information:

         (i) Name, address, United States Tax Identification or Social Security number and such other information furnished on a properly executed Form W-9 or Form W-8 as appropriate;

         (ii) Number and class of Shares held and number and class of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;

         (iii) Historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder's account;

         (iv) Any stop or restraining order placed against a shareholder's account;

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         (v)      Any correspondence relating to the current maintenance of a shareholder's account;

         (vi)     Information with respect to withholdings; and

         (vii) Any information required in order for PFPC to perform any calculations required by this Agreement.

(i) LOST OR STOLEN CERTIFICATES. PFPC shall place a stop notice against any certificate reported to be lost or stolen and comply with all applicable federal regulatory requirements for reporting such loss or alleged misappropriation. A new certificate shall be registered and issued only upon:

         (i) The shareholder's pledge of a lost instrument bond or such other appropriate indemnity bond issued by a surety company approved by PFPC; and

         (ii) Completion of a release and indemnification agreement signed by the shareholder to protect PFPC and its affiliates.

(j) SHAREHOLDER INSPECTION OF STOCK RECORDS. Upon a request from any Fund shareholder to inspect stock records, PFPC will notify the Fund and the Fund will issue instructions granting or denying each such request. Unless PFPC has acted contrary to the Fund's instructions, the Fund agrees to and does hereby release PFPC from any liability for refusal of permission for a particular shareholder to inspect the Fund's stock records.

(k) WITHDRAWAL OF SHARES AND CANCELLATION OF CERTIFICATES. Upon receipt of Written Instructions, PFPC shall cancel outstanding certificates surrendered by the Fund to reduce the total amount of outstanding shares by the number of shares surrendered by the Fund.

(l) LOST SHAREHOLDERS. PFPC shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the "Lost Shareholder Rules"), including, but not limited to, those set forth below. PFPC may, in its sole discretion, use the services of a third party to perform some of or all such services.

         (i)      documentation of search policies and procedures;

         (ii)     execution of required searches;

         (iii) tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and

         (iv) preparation and submission of data required under the Lost Shareholder Rules.

         Except as set forth above, PFPC shall have no responsibility for any escheatment services.

(m) PRINT MAIL. In addition to performing the foregoing services, the Fund hereby engages PFPC as its print/mail service provider with respect to those items, and for such fees, as may be agreed to from time to time in writing by the Fund and PFPC.

(n) RETIREMENT PLANS. In connection with the individual retirement accounts, simplified employee pension plans, rollover individual retirement plans, educational IRA's and ROTH individual retirement accounts ("IRA Plans"), 403(b) Plans and money purchase and profit sharing plans ("Qualified Plans") (collectively, the "Retirement Plans") within the meaning of applicable Sections of the Internal Revenue Code of 1986, as amended (the "Code") for which contributions by or for the benefit of the Retirement Plans' participants (the "Participants") are invested in Shares of the Fund, PFPC shall provide the following administrative services:

         (i) Establish a record of types of and reasons for distributions (i.e., attainment of age 59-1/2, disability, death, return of excess contributions, etc.);

         (ii)     Record method of distribution requested and/or made;

         (iii)    Receive and process designation of beneficiary forms;

         (iv) Examine and process requests for direct transfers between custodians/trustees, transfer and pay over to the successor assets in the account and records pertaining thereto as requested;

         (v) Prepare any annual reports or returns required to be prepared and/or filed by a custodian of a Retirement Plan, including, but not limited to, an annual fair market value report, Forms 1099R and 5498 and file with the IRS and provide to Participant (or beneficiary); and

         (vi) Perform applicable federal withholding and send Participants (or beneficiary) an annual TEFRA notice regarding required federal tax withholding.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Fund or by PFPC on one hundred twenty (120) days' prior written notice to the other party. Should PFPC fail to be registered with the SEC as a transfer agent at any time during this Agreement and such failure to register does not permit PFPC to lawfully conduct its activities, the Fund may, on written notice to PFPC, terminate this Agreement upon five days' written notice to PFPC. In the event the Fund gives notice of termination, unless such termination is derived from PFPC's failure to maintain its transfer agency registration or other material breach of any provision of this Agreement, all reasonable expenses of PFPC associated with movement (or duplication) of records and materials and conversion thereof to a successor transfer agent or other service provider will be borne by the Fund. Further, upon termination of this Agreement by either party for any reason, each party will promptly return to the other party, or at such other party's request will destroy, all copies of the Confidential Information and any other proprietary information of the other party, and upon written request from the other party will certify to such requesting party in writing, by the signature of a duly authorized representative of the applicable party, that it has done so.

17.      PHASE BACK.

         (a) Upon termination of this Agreement and payment by the Fund of any undisputed fees, PFPC shall at the expense of the Fund deliver to the Fund and any successor transfer agent as the Fund may designate, in machine readable form on such media as the Fund or its designee reasonably requests, a copy of all Fund records, files and data maintained by PFPC for the Fund hereunder, including, without limitation, all data in PFPC's possession which are related to the services provided by PFPC for the Fund. Notwithstanding and in addition to the foregoing, as soon as reasonably practicable after the issuance of a notice of termination by either party, PFPC shall at the Fund's expense deliver to the Fund or its designee the then most current data in PFPC's possession which are related to the services provided by PFPC for the Fund.

         (b) PFPC agrees to cooperate with any third parties at the Fund's expense, as designated by the Fund, in performing the tasks it will perform as part of such additional support. Further, any transactions initiated prior to the effective date of the termination of this Agreement shall be processed as otherwise provided in accordance with the terms and conditions of this Agreement.

         (c) In the event of a termination under the terms of the Agreement, the parties may upon mutual agreement extend the term of this Agreement for the sole purpose of accomplishing the Phase Back as described in this Section.

         (d) If at the time of termination the Fund in good faith legitimately disputes any fees owed to PFPC under this Agreement, the Fund shall do the following upon any notice of termination: (i) pay PFPC any and all undisputed fees owed under this Agreement; and (ii) provide PFPC a detailed written description of the disputed amount and the basis for the Fund's dispute with such amount. In addition, the Fund shall cooperate with PFPC in good faith in resolving any disputed fees and then promptly paying such amounts mutually determined to be due.

18. CHANGE OF CONTROL. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the Fund's adviser or sponsor during the first eighteen months of this Agreement, the Fund's ability to terminate the Agreement pursuant to Section 16 will be suspended for the remainder, if any, of the first eighteen months of this Agreement. This provision shall not apply if such Change in Control agreement is terminated for any reason.

19. NOTICES. Notices shall be addressed (a) if to PFPC, at 400 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to the Fund, at Ivy Funds, 925 South Federal Highway, Suite 600, Boca Raton, Florida 33432,
Attention: President or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20. AMENDMENTS. This Agreement, or any term thereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

21. DELEGATION; ASSIGNMENT. PFPC may not assign its rights and delegate its duties hereunder without the prior consent of the Fund, which consent will not be unreasonably withheld or delayed, provided however, PFPC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days' prior written notice of such assignment or delegation.

22. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

24. IMPRESSNET(R) SERVICES. PFPC shall provide to the Fund the internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time.

25. IMPRESSPLUS(R) SERVICES. In addition to the services set forth in this Agreement, PFPC hereby grants to the Fund a license to PFPC's proprietary

IMPRESSPlus(R) software under the terms set forth on Exhibit C - IMPRESSPlus(R) Software Terms, attached hereto and made part hereof, as such Exhibit C may be amended from time to time.

26.               MISCELLANEOUS.

(a) ENTIRE AGREEMENT. This Agreement and any and all exhibits and attachments to this agreement (which exhibits and attachments are also hereby deemed to be included in the definition of the Agreement) embody the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b) NO CHANGES THAT MATERIALLY AFFECT OBLIGATIONS. Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without first consulting with PFPC with respect to such policies so affecting PFPC's responsibilities and obligations.

(c) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

(e) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

(f) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(g) NO REPRESENTATIONS OR WARRANTIES. Except for any representations and warranties expressly provided in this Agreement, each party hereby disclaims all representations and warranties, express or implied, made to the other or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. Each party disclaims any warranty of title or non-infringement except for any representations and warranties otherwise set forth in this Agreement.

(h) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                     PFPC INC.

                                                     By:  /s/ JAMES PASMAN
                                                          ----------------------
                                                     Title:  MANAGING DIRECTOR

                                                     IVY FUND

                                                     By:  /s/ JAMES W. BROADFOOT
                                                          ----------------------
                                                     Title:  PRESIDENT

                                    EXHIBIT A

         THIS EXHIBIT A, dated as of _____________, 2001, is Exhibit A to that certain Transfer Agency Services Agreement dated as of ___________, 2001 between PFPC Inc. and Ivy Fund.



                                   PORTFOLIOS

1.)      Ivy Bond Fund
2.)      Ivy Money Market Fund
3.)      Ivy Growth Fund
4.)      Ivy US Blue Chip Fund
5.)      Ivy US Emerging Growth Fund
6.)      Ivy International Fund
7.)      Ivy Developing Markets Fund
8.)      Ivy European Opportunities Fund
9.)      Ivy Global Fund
10.)     Ivy Global Natural Resources Fund
11.)     Ivy Global Science & Technology Fund
12.)     Ivy International Value Fund
13.)     Ivy International Small Companies Fund
14.)     Ivy Pacific Opportunities Fund
15.)     Ivy Cundill Global Value Fund
16.)     Ivy International Growth Fund

                                    EXHIBIT B

                             IMPRESSNET(R) SERVICES

1. DEFINITIONS. Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Exhibit B:

(a) "End-User" shall mean any Shareholder and/or Financial Intermediary that attempts to access IMPRESSNet(R).

(b) "Financial Intermediary" shall mean any investment advisor, broker-dealer, financial planner or any other person authorized by a Shareholder or the Fund to act on behalf of a Shareholder.

(c) "Fund Web Site" means the collection of electronic documents, electronic files and pages (other than IMPRESSNet(R)) maintained on behalf of the Fund and residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible through the World Wide Web at the URL www.ivyfunds.com or such other successor URL designated by the Fund.

(d) "IMPRESSNet(R) Services" means the services identified in Section 2 hereof to be provided by PFPC utilizing the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed and Transactions may be requested by accessing IMPRESSNet(R) via hypertext link from the Fund Web Site or otherwise.

(e) "Inquiry" shall mean any access to IMPRESSNet(R)initiated by an End-User which is not a Transaction.

(f) "Internet" shall mean that certain communications network comprised of multiple communications networks linking education, government, industrial and private computer networks and commonly known as the Internet.

(g) "IMPRESSNet(R)" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Funds Web Site or otherwise through the World Wide Web, where the Inquiry and Transaction data fields and related screens provided by PFPC may be viewed.

(h) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

(i) "Transaction" shall mean purchase, redemption, exchange or any other activity which is mutually agreed upon by both the Fund and PFPC involving the movement of Shares initiated by an End-User, provided however, it being understood that broker-dealer back office operations will not be permitted to initiate Transactions.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Exhibit B and the Agreement, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

(a) provide all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain IMPRESSNet(R) to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries and initiate Transactions;

         PFPC will use commercially reasonable efforts to make IMPRESSNet(R) and the functionality which allows End Users to perform Inquiries and initiate Transactions available 24 hours a day, seven days a week, 365 days a year (other than for a reasonable amount of time for standard scheduled maintenance of which advance notice is provided);

(b) if requested by the Fund, address and mail, at the Fund's expense, notification and promotional mailings and other communications provided by the Fund to Financial Intermediaries and/or Shareholders regarding the availability of IMPRESSNet(R) Services;

(c) if requested by the Fund, PFPC shall prepare and process new account applications received through IMPRESSNet(R) from Shareholders determined by the Fund to be eligible for such services and in connection with such, the Fund agrees as follows:

         (i) to permit the establishment of Shareholder bank account information over the Internet in order to facilitate purchase activity through the Automated Clearing House;

         (ii) the ACH prenote process will be waived and the ACH status will be set to active;

         (iii) the Fund shall be responsible for any resulting gain/loss liability associated with the ACH process

         (iv) the maximum permitted initial purchase amount shall be $50,000.;

(d) on a timely basis, process the set up of personal identification numbers ("PIN"), as described in the IMPRESSNet(R) Product Guide provided to the Fund, for the agents of the Fund which are identified by the Fund as an authorized agent to access IMPRESSNet(R) on the Fund's behalf, Shareholders and/or Financial Intermediaries, as applicable, which shall include verification of initial identification numbers issued, reset and activate personalized PIN's and reissue new PIN's in connection with lost PIN's;

(e) provide installation services, which shall include review and approval of the Fund's network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between IMPRESSNet(R) and the Fund Web Site and testing the network connectivity and performance;

(f) establish systems to guide, assist and permit End-Users who access IMPRESSNet(R) from the Fund Web Site to electronically perform Inquires and create and transmit Transaction requests to PFPC;

(g) deliver to the Fund one (1) copy of the PFPC IMPRESSNet(R)Product Guide, as well as all updates thereto on a timely basis;

(h) deliver a monthly billing report to the Fund, which shall include a report of Inquiries and Transactions;

(i) provide a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to maintain the security and integrity of IMPRESSNet(R);

(j) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PFPC in writing from time to time, and all "point and click" features of IMPRESSNet(R) relating to End User acknowledgment and acceptance of such disclaimers and notifications;

(k) provide periodic reports of site visitation (hit reports) and other information regarding End-User activity under this Agreement as agreed by PFPC and the Fund from time to time;

(l) monitor the telephone lines involved in providing IMPRESSNet(R)Services and inform the Fund promptly of any malfunctions or service interruptions;

(m) PFPC shall periodically scan its Internet interfaces and IMPRESSNet(R)for viruses and promptly remove any such viruses located thereon;

(n) maintenance and support of IMPRESSNet(R), which includes providing error corrections, enhancements and upgrades to IMPRESSNet.com(R) which are made generally available to IMPRESSNet(R) customers and providing help desk support to provide assistance to Fund representatives with their use of IMPRESSNet(R);

         Maintenance and support shall NOT include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet(R) clients, as determined solely by PFPC; or (ii) maintenance of customized features, unless otherwise agreed upon by the parties in writing; and

(o) the Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PFPC's IMPRESSNet(R); (ii) End-User's Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3. FUND RESPONSIBILITIES. Subject to the provisions of this Exhibit B and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

(a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to IMPRESSNet(R);

(b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IMPRESSNet(R)Services;

(c) if the Fund chooses, in its discretion, to develop such materials, work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

(d) revise and update the applicable prospectus(es) and other pertinent materials, such as user agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNet(R) Services as agreed upon by the Fund and PFPC, including disclaimers and information reasonably requested by PFPC;

(e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all appropriate "point and click" features of the Fund Web Site relating to End User acknowledgment and acceptance of such disclaimers and notifications as requested by PFPC; and

(f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNet(R), which contains the various Inquiry and Transaction web pages, and otherwise make the Fund Web Site available to End-Users.

4. STANDARDS OF CARE FOR INTERNET SERVICES. Notwithstanding anything to the contrary contained in the Agreement, although PFPC shall comply with the standard of care and other obligations specified in the Agreement and above in providing IMPRESSNet(R) Services, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission by an End User to PFPC in connection with IMPRESSNet(R) Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. PFPC shall include on IMPRESSNet(R) a conspicuous disclaimer stating that the End User acknowledges and agrees that PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via, or by an End User to PFPC in connection with, IMPRESSNet(R) Services or the consummation of any Inquiry or Transaction request not actually received by PFPC. PFPC shall advise End-Users to promptly notify the Fund or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via IMPRESSNet(R) Services.

5. ADDITIONAL FEES FOR IMPRESSNET(R)SERVICES. As consideration for the performance by PFPC of IMPRESSNet(R) Services, the Fund will pay the fees, if any, set forth in a separate fee letter as agreed between the parties from time to time.

6.       PROPRIETARY RIGHTS.

(a) Each of the parties acknowledges and agrees that, except as expressly set forth in this Exhibit B, it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Exhibit B. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of this Exhibit B, Exhibit C to the Agreement and the Agreement. Except as expressly contemplated by this Exhibit B, Exhibit C to the Agreement and/or the Agreement, any interfaces, other software or other programs developed by or on behalf of one party or its licensor shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b) The Fund Web Site and IMPRESSNet(R)may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in its web site (i.e. the Fund Web Site or IMPRESSNet(R), as applicable) and in such intellectual property of such party that may reside on the other party's web site, and to all corrections, modifications, additions, improvements and enhancements to, derivative works of, and all intellectual property rights relating to the foregoing . To the extent the intellectual property of one party (the "Owner") is cached by the other to expedite communication so as to enhance the performance of its obligations to the Owner hereunder and/or to better fulfill the purposes of this Agreement, the Owner grants to the other a limited, non-exclusive, non-transferable license to so cache and use such intellectual property solely for the purpose of so expediting the communication and for a period of time no longer than that reasonably necessary for the communication. To the extent that the Owner of intellectual property provides such intellectual property to the other for such party to duplicate such intellectual property within the other party's web site to replicate the "look and feel", "trade dress" or other aspect of the appearance or functionality of the first site, to appropriately identify the Owner as necessary or desirable to fulfill the purposes of this Agreement or for another purpose as authorized by the Owner (the "Authorized Purposes"), the Owner grants to the other a limited, non-exclusive, non-transferable license to copy and use such intellectual property solely for an Authorized Purpose and only for the duration of the Agreement. This license is limited to the intellectual property needed for the Authorized Purpose and does not extend to any other intellectual property owned by the Owner. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party. Notwithstanding any provision to the contrary, in the event of a breach of the warranty set forth in this paragraph, the parties agree that breaching party's sole obligations and sole liability in connection with such breach shall be pursuant to the terms of paragraph 9 of this Exhibit B below, which obligations are the exclusive remedy of the other party in connection with such breach and are in lieu of all other remedies in connection with such breach.

7.       REPRESENTATIONS AND WARRANTIES.

(a) Each party represents and warrants that such party shall not knowingly, with the intent to cause harm, insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNet(R)or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

(b) PFPC further represents and warrants that (i) the IMPRESSNet(R) Services shall be performed by qualified personnel in a professional and workmanlike manner and in accordance with the terms of the Agreement and this Exhibit B and (ii) IMPRESSNet(R) will operate in material conformance with the then-current version of the IMPRESSNet(R) Product Guide, the terms of the Agreement and the terms of this Exhibit B.

8.       LIABILITY LIMITATIONS.

(a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet or for any failure or delay of the party due to causes beyond its control. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet Services and shall not be liable in any respect for the selection of any such third party, unless such party breached the standard of care specified herein with respect to that selection.

(b) FURTHER LIMIT OF THE FUND'S LIABILITY. Notwithstanding anything in the Agreement or Exhibit B to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages arising out of or in connection with its actions pursuant to this Exhibit B, whether or not the likelihood of such losses or damages was known by such party or its affiliates.

(c) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS EXHIBIT B ARE PROVIDED "AS-IS" ON AN "AS-AVAILABLE" BASIS, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER SUCH WARRANTY BE EXPRESS OR IMPLIED, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9. INDEMNIFICATION. Provided the Indemnified Party (see definition below) gives the other party timely written notice, reasonable assistance, including assistance from the Indemnified Party's employees, agents, independent contractors and affiliates (collectively, the "INDEMNIFIED PARTY'S AGENTS"), and sole authority to defend or settle the action, then the other party shall do the following ("INFRINGEMENT INDEMNIFICATION"): (a) defend or settle, at its expense, any action brought against the party to whom the allegedly infringing information was provided by the other party (the "Indemnified Party") or the Indemnified Party's Agents to the extent the action is based on a claim that the other party's website or the Indemnified Party's use of the intellectual property of the other pursuant to the terms of this Agreement infringes a duly issued United States' patent or copyright or violates a third party's proprietary trade secrets or other intellectual property rights ("INFRINGEMENT"); (b) pay damages and costs finally awarded against the Indemnified Party or the Indemnified Party's Agents directly attributable to such claim and, to the extent commercially reasonable (c) modify and/or replace the applicable allegedly infringing website and/or intellectual property so that it is non-infringing or obtain for the Indemnified Party the right to use the applicable website and/or intellectual property upon commercially reasonable terms to both parties but at not cost to the Indemnified Party. The other party shall have no Infringement Indemnification obligation to the extent the alleged Infringement is based upon the Indemnified Party's or the Indemnified Party's Agent's use of the applicable website or intellectual property of the other party with equipment or software not furnished or approved by the other party or to the extent such claim arises from the other party's compliance with the Indemnified Party's designs or instructions, or from the Indemnified Party's modifications of the applicable website and/or intellectual property. The Infringement Indemnification states each party's entire liability for Infringement and shall be the Indemnified Party's sole and exclusive remedy for the warranty set forth in paragraph 6(b) of this Exhibit B.

10.      MISCELLANEOUS.

(a) INDEPENDENT CONTRACTOR. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power or authority to bind or obligate the other in any manner not expressly set forth herein. Unless otherwise expressly agreed in writing, any contributions to IMPRESSNet(R) by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b) CONFLICT WITH AGREEMENT. In the event of a conflict between specific terms of this Exhibit B and the Agreement, this Exhibit B shall control as to IMPRESSNet(R) Services and the other subject matter of this Exhibit B.

                                    EXHIBIT C

                          IMPRESSPLUS(R) SOFTWARE TERMS

ARTICLE 1 - SYSTEM, SUPPORT AND IMPLEMENTATION

1.1 SOFTWARE AND SUPPORT. PFPC shall provide or has previously provided to the Fund and the Fund shall acquire from PFPC the right to copy and use the computer software programs ("SOFTWARE"), set forth in Schedule 1 of this Exhibit C ("SCHEDULE 1") for the fees, if any, agreed to in writing by the parties ("IMPRESSPlus(R) Fees"). Software includes related user manuals and reference guides (collectively, "DOCUMENTATION"). One copy of the Documentation shall be provided to the Fund at no additional cost. PFPC shall provide only the machine readable object version of the Software and not source code. Additional terms and conditions concerning the Software are set forth in Schedule 1 ("SOFTWARE SCHEDULE"). Subject to the Agreement terms and conditions, PFPC grants to the Fund and the Fund accepts from PFPC the non-exclusive, non-transferable license to copy and use the Software during the term of the Agreement ("LICENSE"). Some software components ("THIRD PARTY SOFTWARE") required to be used with the Software were developed by a third party ("THIRD PARTY VENDOR"). Third Party Software is licensed to the Fund only pursuant to: (a) shrink wrapped or other agreements between the Third Party Vendor and the Fund with respect to "Directly Obtained Third Party Software" and (b) the specifically indicated terms and conditions in this Agreement with respect to all PFPC Provided Third Party Software licensed to the Fund by PFPC hereunder. Schedule 1 shall indicate which Third Party Software the Fund is required to obtain and license from PFPC ("PFPC PROVIDED THIRD PARTY SOFTWARE") and which Third Party Software the Fund shall be solely responsible to obtain and license ("DIRECTLY OBTAINED THIRD PARTY SOFTWARE"). As part of the Software, PFPC shall provide the Fund with the interfaces set forth in Schedule 1, between the Software and Third Party Software ("INTERFACES"). PFPC shall provide the software support services ("SOFTWARE SUPPORT") so designated in Schedule 2 of this Exhibit C ("SCHEDULE 2"). Software Support shall include a License to error corrections, enhancements and upgrades to the Software which are made generally available to PFPC clients of the Software under Software Support, but shall not include a License to substantial added functionality, new interfaces, new architecture, new platforms or other major software development efforts which are not made generally available to PFPC clients under Software Support, as determined solely by PFPC.

1.2 OWNERSHIP. PFPC or its licensor shall retain title to and ownership of the Software, and all copies and derivative works of the foregoing; inventions, discoveries, patentable or copyrightable matter, concepts, expertise, and techniques created, developed and/or conceived by PFPC; and all patents, copyrights, trade secrets and other related legal rights related to the foregoing ("PROPRIETARY INFORMATION"). PFPC reserves all rights in the Proprietary Information not expressly granted to the Fund in the Agreement. Upon PFPC's request, the Fund shall inform PFPC in writing of the quantity and location of any Software.

1.3 EQUIPMENT, SYSTEM IMPLEMENTATION AND ACCESS. The Fund is responsible for acquiring, installing and maintaining the data processing and related equipment as mutually agreed upon from time to time ("EQUIPMENT"). The Equipment represents the minimum equipment requirements to properly operate the Software. Except to the extent that PFPC have agreed that equipment other than the Equipment may be used (which equipment will be deemed Equipment after such agreement), PFPC disclaims responsibility for the performance of the Software in the event that the Fund utilizes equipment different than the Equipment. PFPC and the Fund shall (a) within a reasonable time after the Effective Date, agree upon, by Addendum, any tasks required to implement the Software, Third Party Software and Equipment ("SYSTEM") and the party responsible and time frames for each such task ("SCOPE OF WORK"); (b) perform their respective assigned tasks, if any, according to the Scope of Work; and (c) if not the party assigned to a task, cooperate with the responsible party. To the extent the Scope of Work is incomplete, PFPC shall follow its reasonable and customary practices. The Fund shall give reasonable and safe access to the System to PFPC, PFPC's employees, affiliates, representatives, agents, contractors, licensors and suppliers ("PFPC'S AGENTS") who are providing services under the Agreement or auditing adherence to the Agreement to the extent that such access is required for PFPC to fulfill its obligations or exercise its audit rights set forth in this Exhibit C and subject to obligations of confidentiality substantially similar to those imposed on PFPC hereunder.

1.4 USE OF SOFTWARE. The Fund may use the Software during the term of the Agreement only on the Equipment to process the Fund's and affiliates' data for internal business purposes at the locations agreed to in writing in advance by the Fund and PFPC. If the Equipment is inoperative due to malfunction, the license grant shall, upon written notice to PFPC, be temporarily extended to authorize the Fund to use the Software on any other equipment approved in writing by PFPC until the Equipment is returned to operable condition. PFPC, in its reasonable discretion, may suspend any Software Support while the Software is being used on such other equipment. Upon written approval of PFPC which shall not be unreasonably withheld or delayed, the Fund may allow a third party consultant of the Fund to use the Software solely in accordance with the terms of this Exhibit C, provided that the consultant (a) has a need to know, (b) uses the Software solely for the benefit of the Fund, in accordance with the terms of this Exhibit C, (c) prior to accessing the Software has signed an appropriate confidentiality agreement which agreement contains provisions no less restrictive than the non-use and non-disclosure provisions of this Exhibit C and which identifies PFPC as a third party beneficiary with respect to such confidentiality obligation to permit PFPC to enforce its rights directly against any such third party consultant, and (d) is not a competitor of PFPC. Notwithstanding anything contained in the foregoing sentence to the contrary, the Fund shall remain at all times directly liable to PFPC for any actions of such third party consultants with respect to such consultant's use of the Software. No right is granted for use of the Software by any third party, or by the Fund to process for any third party, or for any other purpose whatsoever, except as expressly provided in this paragraph. The Fund shall not modify, re-engineer, decompile or reverse engineer the Software or otherwise attempt to obtain any source code without the express prior written consent of PFPC.

1.5 SOFTWARE INSTALLATION AND ACCEPTANCE. PFPC shall advise the Fund that the Software as listed in Schedule 1 is installed and functioning on the Equipment ("Software Installation Date") so that implementation and training activities can proceed.

1.6 COPIES OF SOFTWARE. The Fund may not copy the software except as necessary for the Fund to exercise its rights hereunder and for backup and archival purposes only, and the Fund shall include on all copies of the Software all copyright and other proprietary notices or legends included on the Software. The provisions of this Paragraph do not apply to the Fund data files in machine-readable form.

1.7 NO-EXPORT. The Software shall not be shipped or used by the Fund outside the United States. The Fund shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority. The Software shall not be transferred to a prohibited country or otherwise in violation of any such restrictions or regulations.

1.8 TERMINATION. Terms and conditions which require their performance after the termination of the Agreement, including but not limited to the License and Software use restrictions, limitations of liability, indemnification, and confidentiality obligations, shall survive and be enforceable despite the termination of the Agreement.

ARTICLE 2 - WARRANTIES, REPRESENTATIONS, LIABILITY AND DEFAULT

2.1 SOFTWARE WARRANTIES AND REMEDIES. For the term of the Agreement, PFPC warrants ("PERFORMANCE WARRANTY") that the Software shall perform on the Equipment substantially in accordance with the Documentation, except for Directly Obtained Third Party Software as set forth in Paragraph 2.2. The correction of errors and deficiencies in the Software pursuant to Software Support shall be the Fund's sole and exclusive remedy for the Performance Warranty. PFPC warrants ("RIGHTS WARRANTY") it has the right to license the Software in accordance with the Agreement and that the licensed use of the Software will not infringe any duly issued United States' patent or copyright or violate a third party's proprietary trade secrets or other similar intellectual property rights. Provided the Fund gives PFPC timely written notice, reasonable assistance, including assistance from the Fund's employees, agents, independent contractors and affiliates (collectively, the "COMPANY'S AGENTS"), and sole authority to defend or settle the action, then PFPC shall do the following ("INFRINGEMENT INDEMNIFICATION"): (a) defend or settle, at its expense, any action brought against the Fund or the Fund's Agents to the extent the action is based on a claim that the Software or the Fund's use of the Software infringes a duly issued United States' patent or copyright or violates a third party's proprietary trade secrets or other intellectual property rights ("INFRINGEMENT"); (b) pay damages and costs finally awarded against the Fund or the Fund's Agents directly attributable to such claim and, (c) modify and/or replace the Software so that it is non-infringing or obtain for the Fund the right to use the Software at not cost to the Fund. PFPC shall have no Infringement Indemnification obligation to the extent that the alleged Infringement is based upon the Fund's use of the Software with equipment or software not furnished or approved by PFPC or to the extent such claim arises from PFPC's compliance with the Fund's designs or instructions, or from the Fund's modifications of the Software. The Infringement Indemnification states PFPC's entire liability for Infringement and shall be the Fund's sole and exclusive remedy for the Rights Warranty.

2.2 THIRD PARTY WARRANTIES. All warranties for the Directly Obtained Third Party Software, if any, are specifically set forth in the applicable agreements supplied by the Third Party Vendors. Subject to the terms of Schedule 1 and to the extent permitted by PFPC's suppliers, PFPC conveys to the Fund all Third Party Software warranties made by the Third Party Vendors.

2.3 EXCLUSION OF WARRANTIES. THE WARRANTIES SET FORTH IN PARAGRAPH 2.1 AS TO THE SOFTWARE AND IN PARAGRAPH 2.2 AS TO THIRD PARTY SOFTWARE, AND ANY OTHER APPLICABLE EXPRESS WARRANTIES SET FORTH IN THE AGREEMENT AND/OR ANY EXHIBIT TO THE AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, ARISING OUT OF OR RELATED TO THE SUBJECT MATTER ADDRESSED UNDER THIS EXHIBIT C. PFPC SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

2.4 COMPANY RESPONSIBILITY. The System is an information system only, designed to assist the Fund and the Fund's agents in performing their professional activities and is not intended to replace the professional skill and judgment of the Fund's Agents. The Fund shall be solely responsible for: (a) acts or omissions of the Fund's Agents, excluding PFPC and its agents, in entering data into the System, including its accuracy and adequacy; (b) checking the correctness and accuracy of the data entered into the System by the Fund; and
(c) any use of or reliance upon the System output by the Fund's Agents, excluding PFPC and its agents.

2.5 REPRESENTATIONS, DAMAGE LIMITATION AND RISK ALLOCATION. Each party represents that (a) it has all requisite power and authority to carry on its business and perform its obligations as contemplated by the Agreement; and (b) the execution, delivery and performance of the Agreement has been properly authorized. PFPC's entire aggregate liability to the Fund for any loss or damage, direct or indirect, for any cause whatsoever and regardless of the form of action with respect to the Fund's use of the Software, shall be limited to the Fund's actual direct damages which are reasonably incurred by the Fund in an amount not to exceed ("DAMAGE LIMITATION") all license and support fees paid under the Agreement with respect to the Software. The Fund understands the Damage Limitation and considers it reasonable and appropriate. In allocating risks under the Agreement, the parties agree: (i) the Damage Limitation should specifically apply to any alternative remedy ordered by a court in the event such court determines that a sole and exclusive remedy provided for in the Agreement fails of its essential purpose; and (ii) the IMPRESSPlus(R) Fees, if any, agreed to by the parties reflect the risks attributable to the parties, including, but not limited to, the disclaimer of warranties and the limitations of liability set forth in this Article 2 and the sole and exclusive remedies in the Agreement.



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


                             SCHEDULE 1 OF EXHIBIT C

                                    SOFTWARE

1.   PFPC SOFTWARE.

1.1  PFPC Software includes the following IMPRESSPlus(R)products:

                  IMPRESSPlus(R) Workflow/Image Release 6.2 - 3 maximum user seats IMPRESSPlus(R) COLD Release 3.0

1.2 INTERFACES. Except as agreed in writing, PFPC shall not be required to modify the Software or the Interfaces to accommodate changes made by the Fund vendor to its portion of the interface. If the Fund's vendor needs information about the Software, then the vendor must first execute a nondisclosure agreement in form and content reasonably acceptable to PFPC. PFPC shall not be liable for any delay or degradation to the Software or Equipment attributable to the Fund's use of Interfaces provided by the Fund.

2.  THIRD PARTY SOFTWARE.

2.1 PFPC PROVIDED THIRD PARTY SOFTWARE. The following Third Party Software is licensed to the Fund directly by PFPC, the cost of which is included in the IMPRESSPlus(R)Fees:

2.1.1 BANCTEC SOFTWARE. The following Third Party Software is licensed directly to the Fund by PFPC subject to the terms of this Agreement and the mandatory BancTec ("BancTec") terms and conditions set forth in Attachment 1 to Schedule 1, attached and incorporated by reference. To the extent that Attachment 1 to
Schedule 1, conflicts with or differs from the other terms and conditions in the Agreement, Attachment 1 to Schedule 1 shall prevail with respect to the following BancTec Software ("BancTec Software")

               Informix                Multi-User with 3 maximum user seats
               XDP Storage Manager     Multi-User with 3 maximum user seats
               FloWare                 Multi-User with 3 maximum user seats
               Application Designer    Single-User with 3 maximum user seats
                        (Run Time Version)

2.1.2 INSCI SOFTWARE. The following Third Party Software is licensed directly to the Fund by PFPC subject to the terms and conditions set forth in this Agreement.

                              Advanced COINSERV Software w/Hierarchical Storage Mgr.

                              WINCOINS-32 bit Software

                              PDF Form Overlay Software

                              Metacode Server License

                              Jukebox Driver Software

                              Meta2Meta DJDE to Metacode Xform Software
                              (Gentext)

                              Metacode Client Viewer, 10 concurrent users

                              Operating Kit (Includes Dial-In for Trouble
                              Shooting)



2.2 DIRECTLY OBTAINED THIRD PARTY SOFTWARE. The following Third Party Software are separately licensed by the Third Party Vendor directly to the Fund subject to the respective terms and conditions of "shrink-wrapped" or other agreements between the Third Party Vendor and the Fund. The Third Party Software in the Required Column must be obtained by the Fund. The Third Party Software in the Optional column is helpful but not required unless the indicated features are being used. The Fund accepts the provisions of such agreements, including the warranty provisions, if any, and agrees to comply with the terms set forth in such agreements:

         Required:

         - Microsoft Windows 95 or NT 4.0 with SP6a
         - Microsoft Office 97 SP2
         - Microsoft NT Server 4.0 SP6a
         - Microsoft SQL Server 7.0 with SP2
         - Microsoft TCP/IP Stack
         - UNIX ESQL/C Compiler for selected UNIX platform
         - Sybase Open Client NetLibrary for the selected TCP/IP stack 11.1.1
         - SUN Solaris 2.6 OS

                           ATTACHMENT 1 TO SCHEDULE 1

                              TERMS AND CONDITIONS

                                     BANCTEC

1. Each BancTec Software Package listed in Schedule 1 ("Program") which is identified as "Multi-User Program" is licensed for installation on a single network server computer which is supplied by BancTec, PFPC, or a third party, and which is electronically linked with one or more workstations having access to the Program. If Schedule 1 designates a maximum number of users authorized to simultaneously access the Multi-User Program, no access will be permitted in excess of such maximum number. In all other cases, Multi-User Program is authorized to be accessed by all workstations which are configured to communicate with that network server computer.

2. Each Program listed in Schedule 1 identified as "Single-User Software" is licensed for installation and use on a single computer.

3. Each Program listed in Schedule 1 identified as an "Unlimited-User Program" is licensed for use by the Fund after ordering a copy of the Program. Once ordered, the Fund may make unlimited copies of such Programs at no additional charge.

4. Each Program listed in Schedule 1 identified as a "Device Program" is licensed for use solely to facilitate the operation of the corresponding equipment device.

5. Each Program listed in Schedule 1 identified as a "Development-User Program" is licensed for installation and use on a single computer for development and testing purposes. The license for Development-User Programs also includes a license for production use on a single computer.

6. Each Program listed in Schedule 1 identified as a "Production-User Program" consists of necessary runtime modules and associated link libraries for inclusion with custom software applications. Production-User Programs are not licensed for use in the development of custom software applications and may be either Multi-User or Single-User Programs.

7. Only a nontransferable, nonexclusive, perpetual license to use the Programs and related BancTec documentation for its own internal use (including, without limitation, providing processing services to third parties in a service bureau or facilities management environment) is granted to the Fund.

8. BancTec or its vendors retain all title to the Programs, and all copies thereof, and no title to the Programs, or any intellectual property in the Programs, is being transferred; provided, however, nothing contained herein shall give BancTec or its vendors any right, title or interest in the Software.

9. The Programs shall not be copied, except as specifically authorized under an Schedule to this Agreement and except for backup or archival purposes. All such copies shall contain all copyright and other proprietary notices or legends of BancTec or its vendors contained in the Programs delivered under this Agreement.

10. The Programs shall not be modified, reverse assembled or decompiled by the Fund. No attempt shall be made by the Fund to derive source code from the Programs.

11. The Programs will not be shipped or used by PFPC or the Fund to Africa or the Middle East. All applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority shall be complied with. The Programs shall not be transferred to a prohibited country or otherwise in violation of any such restrictions or regulations.

12. Each Program is copyrighted and contains proprietary and confidential trade secret information of BancTec and its vendors. Each sublicensee of the Programs shall protect the confidentiality of the Programs with at least the same standard of care used to protect the Fund's own similar confidential information.

13. BancTec and its vendors are each a direct and intended beneficiary of the sublicenses granted for the Programs and may enforce such sublicenses directly against sublicensees of the Programs.

14. Neither BancTec nor its vendors shall be liable to the Fund for any general, special, direct, indirect, consequential, incidental, or other damages arising out of the sublicense of the Programs.

15. The license granted to the Fund of the Programs may be terminated, either immediately or after a notice period not exceeding thirty (30) days, upon violation by the Fund of any of the terms or conditions of Exhibit C to the Agreement which set forth the non-use and/or non-disclosure obligations of the Fund, as such provision relates to the use of the Program, including but not limited to the terms included in Attachment 1 to Schedule 1.

16. Upon termination of the license grant to the Fund to use the Program or the Agreement, the Fund shall return all copies of the Programs to PFPC.

                             SCHEDULE 2 OF EXHIBIT C

                          MAINTENANCE AND SUPPORT TERMS

These terms are based on an IMPRESSPlus(R) User network environment of up to 39 Users and the associated server(s), as described in Schedule 1 of Exhibit C to the Agreement.

1. SOFTWARE SUPPORT. PFPC shall provide the following Software support services ("Software Support"):

1.1 PFPC shall provide the Fund with full System Administration Guide(s) for Software.

1.2 PFPC will have a Response Center (help desk) to provide support services 24 hours a day, 7 days a week, 365 days a year, to designated client contacts.

1.3 PFPC shall use commercially reasonable efforts to resolve all Software (excluding Directly Obtained Third Party Software products) failures through: remote support to the Fund's information systems staff (the "Company's Staff"), coordination of Third Party Vendor support (on-site or remotely), coordination of other subcontractors' actions, or direct on-site support by PFPC personnel.

1.4 PFPC shall investigate errors in the Software reported by the Fund which prevent substantial compliance with the then current Documentation and initiate the corrective action to correct each such error, including but not limited to temporary fixes, patches and corrective releases to PFPC's clients generally. Notwithstanding the foregoing, to the extent reported errors result from or arise solely out of: (i) malfunctions of equipment other than the Equipment,
(ii) improper use or misuse of the system by the Fund, (iii) modifications or changes made to the system without PFPC's prior written approval, (iv) causes beyond the reasonable control of each party, or (v) user developed features such as those users may develop with form generators, ad hoc report writers and user customized screens, PFPC shall have no responsibility for investigating the error or making the correction, except as the parties may otherwise agree to in writing. The Fund shall pay PFPC's then current time and materials charges plus travel and out-of-pocket expenses incurred in investigating and attempting to correct any errors for which the parties determine PFPC is not responsible.

1.5 PFPC shall from time to time provide bug fixes, error corrections, maintenance, enhancements, upgrades and updates to the Software which are generally made available by PFPC to its customers as part of Software Support ("Updates"). The Updates will be provided at no additional charge to the Fund if the updates are supplied to the Fund using PFPC's standard update facility. All Updates and other corrections provided to the Fund hereunder will be deemed to be Software once provided to the Fund. PFPC installation assistance for the new

Updates may be required and, is billable to the Fund as an Additional Service. During the term of the Agreement, PFPC will use reasonable efforts to provide the Fund with not less than thirty (30) days prior written notice of PFPC's intent issue a new update of Software. The Fund shall implement an Update within ninety (90) days of receipt. Any support by PFPC of any prior release of the Software after such ninety (90) day period shall be at PFPC's sole discretion and as an Additional Service.

1.6 Any Software Support in connection with any modification to the Software provided by PFPC to the Fund which contains any substantial added functionality (including any significant new interface features) which is not an Update and is designated by PFPC as outside of the scope of the Software for which Software Support is provided herein as determined solely by PFPC, or any new architecture or any significant modification of the Software which contains any substantial added or different functionality and is not an Update, whether or not such new functionality is coupled with any change in software architecture or hardware platform ("New Products"), shall be provided for an additional fee at PFPC's then current rates. New Products shall be provided and licensed to the Fund as an Additional Service.

1.7 PFPC may decline to support the Software if the Software or Equipment was added to or changed without PFPC's prior approval.

1.8 The support obligations of PFPC as set forth above are related solely to support of the Software and PFPC Provided Third Party Software. Any support requested by the Fund which is not related to the Software or PFPC Provided Third Party Software shall be billed at PFPC's then current rates.

2. COMPANY MAINTENANCE AND SUPPORT RESPONSIBILITIES. The Fund's facility will have all of the required security, space, electrical power source, communications lines, heating, ventilation and cooling, and other physical requirements reasonably necessary for the installation and proper operation of the Equipment. The Fund's users will first direct all questions and problems to the Company's Staff for proper call tracking and problem resolution. The Company's Staff will coordinate all facility issues at the site and will serve as primary contact for PFPC when planning installs, upgrades and other equipment changes. All facility requirements will be provided by PFPC to the Fund. The Company's Staff shall:

2.1. Identify designated contacts, one for Operations and one technical systems administrator, to function as single points of contact for discussion, review and resolution of problems with PFPC.

2.2.  Perform initial problem determination and symptom documentation.

2.3. Be responsible for all system hardware and software and network hardware components and shrink-wrap software which are located at Fund's site, including but not limited to all Directly Obtained Third Party Software from a maintenance, support and problem resolution standpoint.

2.4. Provide data back-up and recovery, perform reasonable maintenance in accordance with general industry practice, and perform server administration tasks as described in the Systems Administration Guide(s) and Third Party Software documentation.

2.5. Maintain all network and trouble-log documentation reasonably required by PFPC or by third-party vendors with respect to errors that the Fund experiences, as necessary for PFPC to perform its obligations hereunder. PFPC shall be allowed to review such documentation if necessary to resolve support issues.

2.6. Be available during normal business hours and reachable for support 24 hours a day, 7 days a week, as required. The Fund shall maintain the appropriate staff level to adequately perform the maintenance support functions specified. This staff should have experience in network administration, troubleshooting, Microsoft Windows, workstation memory management, and UNIX and NT systems administration.

2.7. Consult with PFPC before performing any work that it believes may affect the operation of the Software or performance of the System, including installation, upgrading, or unplanned maintenance affecting Equipment.